NEWS
For release Wednesday, July 23, 2003

Contact:        Christine Messina-Boyer
                Office:  732-544-5712
                Cell:    703-217-2707


MILLENNIUM CELL ANNOUNCES Q2 2003 RESULTS OF OPERATIONS

Performance on Target with Expectations

     Eatontown, NJ-July 23, 2003 -Millennium Cell Inc. (NASDAQ: MCEL), a leading technology company that has created a proprietary technology to safely store, generate and deliver pure hydrogen, today reported an adjusted net loss of $3.7 million or 12 cents per share (adjusted for non-cash charges) for the second quarter ended June 30, 2003. This compares to an adjusted net loss of $3.1 million for the second quarter of 2002. These expenses do not reflect actual cash outflow. Cash and cash equivalents used during the second quarter of 2003 was $2.8 million, as compared to $3.3 million during the same period of 2002, reflecting the Company's sustaining cost reduction efforts initiated in May 2002. Net loss as reported for the quarter was $4.6 million, or 15 cents per share.

"I am happy to report that for the fourth quarter in a row, we have maintained the fiscal discipline that we established when we restructured last May," said Dr. Stephen S. Tang, Millennium Cell President and CEO. "Once again, we are performing on target with expectations for cost-effective execution of our business plan."

A conference call to discuss second quarter results is scheduled for Wednesday, July 23, at 8:30 a.m., EDT. Interested parties may listen to the live teleconference by dialing 1-800-613-3456 (accessible from the U.S. and Canada) and entering pass code 01181. A re-broadcast will be available beginning Wednesday, July 23, at 1:00 pm EDT and continuing to 5:00 pm EDT on Thursday, July 24, by dialing 888-746-9439.

About Millennium Cell:

Founded in 1998, Millennium Cell is based in Eatontown, NJ, and has developed a multi-faceted patent portfolio, which the company is pursuing in the United States and internationally surrounding a proprietary process called Hydrogen on Demand(. The Hydrogen on Demand( system safely generates pure hydrogen from environmentally friendly raw materials. In the process, the energy potential of hydrogen is carried in the chemical bonds of sodium borohydride, which in the presence of a catalyst releases hydrogen. The primary input components of the reaction are water and sodium borohydride, a derivative of borax. Borax is found in substantial natural reserves globally. Hydrogen from this system can be used to power fuel cells or fed directly to internal combustion engines. Millennium Cell also has a patented design for boron-based longer-life batteries. For more information visit www.millenniumcell.com or call 866-532-2783.


Cautionary Note Regarding Forward-looking Statements:

This press release may include statements that are not historical facts and are considered "forward-looking" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Millennium Cell's current views about future events and financial performance. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate", "on target" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Millennium Cell's expectations, and Millennium Cell expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to, the following: (i) the cost and timing of development and market acceptance of Millennium Cell's hydrogen fuel storage and delivery system, (ii) the cost and commercial availability of the quantities of raw materials required by the hydrogen fuel storage and delivery systems, (iii) competition from current, improving and alternative power technologies, (iv) our ability to raise capital at the times, in the amounts and at the costs and terms that are acceptable to fund the development and commercialization of our hydrogen fuel storage and delivery system, (v) our ability to protect our intellectual property, (vi) our ability to achieve budgeted revenue and expense amounts and (vii) other factors detailed from time to time in Millennium Cell's filings with the Securities and Exchange Commission.

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


Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions, except per share amounts)
                                                 Three Months Ended       Six Months Ended
Statement of Operations (1)                     Jun., 03   Jun., 02       Jun., 03     Jun., 02
Revenue                                         $0.2       $  -             $0.3         $0.4
Cost of revenue                                  0.2          -              0.3          0.4
Gross margin                                       -          -                -            -

Product development and marketing                1.3        1.5             $2.5         $3.2
General and administrative                       1.0        1.0              2.2          2.5
Non-cash charges                                 0.9        1.1              1.9          2.2
Restructuring expense                              -        0.1                -          0.1
Depreciation and amortization                    0.2        0.2              0.3          0.4
Research and development                         0.3        0.6              0.6          0.9
Total operating expenses                        $3.6       $4.4             $7.5         $9.3

Loss from operations - as reported              (3.5)      (4.4)            (7.5)        (9.3)
Loss from operations - adjusted (2)             (2.7)      (3.2)            (5.6)        (7.0)
Interest expense (income)                        0.8       (0.1)             1.7         (0.3)
Equity in losses of affiliates                   0.2          -              0.5             -

Net loss - as reported                         $(4.6)     $(4.3)           $(9.6)       $(9.0)
Net loss per share                             $(0.15)    $(0.16)          $(0.32)      $(0.33)

Weighted-average number of shares outstanding   30.5       27.5             29.9         27.4


Reconciliation of Net Loss to Adjusted Net Loss:
Net loss - as reported                          $(4.6)    $(4.3)          $(9.6)        $(9.0)
Less: Non-cash charges                            0.9       1.1             1.9           2.2
Net loss - adjusted (2)                         $(3.7)    $(3.1)          $(7.7)        $(6.7)

Net loss per share - adjusted (2)               $(0.12)   $(0.11)        $(0.26)        $(0.24)


(1) Amounts may not foot due to rounding.

(2) Excludes non-cash charges.



Millennium Cell Inc.
(a development stage enterprise)
(dollars in millions)



Condensed Balance Sheet (3)                     Jun., 03     Dec., 02
Unrestricted cash (4)                           $2.0          $8.0
Restricted cash (5)                             11.5           3.0
Other assets                                     2.5           3.2
Total assets                                   $16.0         $14.2

Secured debentures, net of discount             $9.5          $2.4
Unsecured debentures, net of discount              -           3.0
Other liabilities                                0.9           1.5
Stockholders' equity                             5.6           7.3
Total liabilities and stockholders' equity     $16.0         $14.2



(3) Amounts may not foot due to rounding.

(4) Decrease in cash from $8.0 (Dec., 02) to $2.0 (Jun., 03) was $6.0 million: ($5.4) cash operating loss + ($0.2) working capital + ($0.1) investment in affiliate + ($0.1) patents and capital additions + ($0.1) deferred financing costs

(5) Cash restricted is collateral for secured debentures and facility lease.
